EXHIBT 99.1

FOR IMMEDIATE RELEASE

LM Funding Reports Second Quarter and Six-Month 2016 Results

Tampa, Fla. – August 15, 2016 – LM Funding America, Inc. (NASDAQ:LMFA) (NASDAQ:LMFAW), a specialty finance company offering unique funding solutions to community associations, reported results for the three and six month periods ended June 30, 2016.

Second Quarter 2016 Highlights

•	Revenue totaled $1.43 million versus $2.02 million in Q2 2015
•	Rental revenues increased to $68,000 from $38,000 in Q2 2015
•	REO portfolio increased to 63 properties at quarter end from 31 at June 30, 2015

Six Months Ended June 30, 3016 Highlights

•	Revenue totaled $3.01 million versus $3.60 million in the first six months of 2015
•	Rental revenues increased to $123,000 from $86,000 in the first six months of 2015

Management Commentary

“Our Q2 2016 results were impacted by the slowing of traditional real estate transactions as well as foreclosure activity in our target markets,” said Bruce Rodgers, founder and CEO of LM Funding. “That said, we are seeing indicators that the macro environment is beginning to turn and will therefore present significant future opportunities for our unique association funding business.

“We added seven properties to our REO portfolio, which totaled 63 properties at quarter-end. During the quarter, we made significant progress monetizing this portfolio generating rental income from 76% of the REO portfolio, which is up from 52% at the end of prior quarter. We believe the improving recurring rental revenue will continue to increase as our business grows.

“Our sales team remains confident it will achieve their goal of acquiring 2,000 delinquent accounts during the 12 months ending March 31, 2017, which is an increase of more than 4x versus the comparable period.

“With the proceeds from our IPO and the expansion of our sales and marketing team, we believe we are making the necessary investments into our business that will allow us to capitalize on meaningful opportunities as they arise.”

Second Quarter 2016 Financial Results

Revenues in the second quarter of 2016 were $1.43 million compared with $1.58 million in the first quarter of 2016 and $2.02 million in the second quarter of 2015. The decrease in revenues was due to the decrease in payoff occurrences coupled with a decrease in the average revenue per unit collected. This was partially offset by an increase in rental revenue from the company’s REO properties.

Operating expenses in the second quarter of 2016 were $2.07 million compared with $2.12 million in the first quarter of 2016 and $0.88 million in the second quarter of 2015. The sequential decrease was due to a slight decrease in commissions, while the year-over-year increase can be attributed primarily to an increase in legal fees related to collections, an increase in staff costs and payroll, and an increase in professional fees.

Interest expense in the second quarter of 2016 was $131,000 compared with $140,000 during the first quarter of 2016 and $209,000 in the second quarter of 2015. The decrease is attributable to the refinance of $1.8 million of debt at 6% interest that occurred in July 2015.

Net loss in the second quarter of 2016 totaled $496,000 or $(0.15) per basic and diluted share compared with net loss of $436,000 or $(0.13) per basic and diluted share during the first quarter of 2016 and net income of $929,000 in the second quarter of 2015. In 2015, LM Funding was not publicly traded and organized as a Florida Limited Liability Company, so per share figures and any corporate income tax is not applicable for the period.

At June 30, 2016 cash and cash equivalents totaled $5.8 million compared with $7.3 million at March 31, 2016.

Six Months Ended June 30, 2016 Financial Results

Revenues in the first six months of 2016 were $3.01 million compared with $3.60 million in the first six months of 2015. The decrease in revenues over the prior year period were due to the decrease in payoff occurrences coupled with a decrease in the average revenue per unit collected. This was partially offset by an increase in rental revenue from the company’s REO properties.

Operating expenses in the first six months of 2016 totaled $4.19 million compared with $1.87 million during the six months of 2015. The increase in operating expenses can be attributed primarily to an increase in legal fees related to collections, an increase in staff costs and payroll, and an increase in professional fees.

Interest expense in the first six months of 2016 was $270,000 compared with $403,000 in the first six months of 2015. The decrease is attributable to the refinance of $1.8 million of debt at 6% interest that occurred in July 2015.

Net loss in the first six months of 2016 totaled $932,000 or $(0.28) per basic and diluted share compared with net income of $1.33 million in the first six months of 2015.

Conference Call

Management will hold a conference call today at 5:00 p.m. Eastern time to discuss these results, followed by a question and answer period.

Interested parties can listen to the live presentation by dialing the listen-only number below or by clicking the webcast link available on the Investors section of the company's website at www.lmfunding.com.

Date: Monday, August 15, 2016

Time: 5:00 p.m. Eastern time

Listen-only toll-free number: (877) 793-4355

Listen-only international number: (615) 247-0182

Conference ID: 54179867

Webcast: http://edge.media-server.com/m/p/u6s28kok

Please dial in 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 949-574-3860.

A webcast replay of the call will be available after the call on the same day via the Investor Information section of the LM Funding website at www.lmfunding.com through October 15, 2016.

About LM Funding America

LM Funding America, Inc., together with its subsidiaries, is a specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado and Illinois. The company offers funding to Associations by purchasing a certain portion of the Associations’ rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments. It is also involved in the business of purchasing delinquent accounts on various terms tailored to suit each Association’s financial needs, including under its New Neighbor Guaranty™ program. The company was founded in 2008 and is based in Tampa, Florida. The company's common shares and warrants trade on the NASDAQ Capital Market under the symbols "LMFA" and "LMFAW”.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements.  Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties.  Some of these risks and uncertainties are identified in the company’s filings with the SEC.  The occurrence of any of these risks and uncertainties could have a material adverse effect on the company’s business, financial condition, and results of operations.

Company Contact:

Bruce Rodgers

Chairman and CEO

LM Funding America, Inc.

Tel (813) 222-8996

investors@lmfunding.com

Investor Relations Contact:

Michael Koehler

Liolios Group, Inc.

Tel (949) 574-3860

LMFA@liolios.com

- Tables to follow –

LM FUNDING AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Cash	$5,831,253	$8,997,798
Finance receivables:
Original product	1,237,922	1,537,101
Special product - New Neighbor Guaranty program, net of allowance for credit losses of $125,000	624,663	715,534
Deferred tax asset	2,670,877	2,162,380
Other Assets (Note 2):	2,050,701	1,001,614
Total assets	$12,415,416	$14,414,427
LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable (Note 3):
Principal amount	$6,487,757	$7,729,605
Less unamortized debt issuance costs	(148,678)	(197,959)
Long-term debt less unamortized debt issuance costs	6,339,079	7,531,646
Other liabilities and obligations	652,736	618,315
Total liabilities	6,991,815	8,149,961
Stockholders’ equity:
Common stock, par value $.001; 10,000,000 shares authorized; 3,300,000 shares issued and outstanding	3,300	3,300
Additional paid-in capital	6,372,308	6,281,322
Accumulated deficit	(952,007)	(20,156)
Total stockholders’ equity	5,423,601	6,264,466
Total liabilities and stockholders’ equity	$12,415,416	$14,414,427

LM FUNDING AMERICA, INC. AND SUBSIDIARIES AND PREDECESSOR

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Interest on delinquent association fees	$1,118,551	$1,640,629	$2,301,338	$2,912,060
Administrative and late fees	120,662	174,456	238,197	299,932
Recoveries in excess of cost - special product	8,656	65,113	115,161	143,327
Underwriting and origination fees	119,804	98,206	234,725	162,745
Rental revenue	67,553	37,699	122,541	85,672
Total revenues	1,435,226	2,016,103	3,011,962	3,603,736
Operating Expenses:
Staff costs and payroll	844,572	306,989	1,653,173	611,505
Professional fees	554,769	133,957	1,122,242	387,510
Other operating expenses	675,259	437,292	1,415,331	868,260
Total operating expenses	2,074,600	878,238	4,190,746	1,867,275
Operating (loss) income	(639,374)	1,137,865	(1,178,784)	1,736,461
Interest expense	130,887	208,944	270,494	402,825
(Loss) income before income taxes	(770,261)	928,921	(1,449,278)	1,333,636
Income tax benefit	(274,678)	-	(517,427)	-
Net (loss) income	(495,583)	928,921	(931,851)	1,333,636
Net (income) attributable to non-controlling interest	-	(48,157)	-	(85,283)
Net (income) attributable to predecessor members	-	(880,764)	-	(1,248,353)
Net loss to common stockholders’	$(495,583)	$-	$(931,851)	$-
Loss per share attributable to the stockholders’ of LM Funding America, Inc.
Basic	(0.15)	-	(0.28)	-
Diluted	(0.15)	-	(0.28)	-
Weighted average number of common shares outstanding
Basic	3,300,000	-	3,300,000	-
Diluted	3,300,000	-	3,300,000	-

LM FUNDING AMERICA, INC. AND SUBSIDIARIES AND PREDECESSOR

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015
CASH FLOWS FROM OPERATING ACTIVITIES	$(1,340,905)	$1,435,420
CASH FLOWS FROM INVESTING ACTIVITIES	(30)	601,537
CASH FLOWS FROM FINANCING ACTIVITIES	(1,825,610)	(1,634,669)
NET (DECREASE) INCREASE IN CASH	(3,166,545)	402,288
CASH - BEGINNING OF PERIOD	8,997,798	2,027,694
CASH - END OF PERIOD	$5,831,253	$2,429,982

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